CONTACT:	Chad M. Utrup, CFO
Commercial Vehicle Group, Inc.
(614) 289-5360
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
THIRD QUARTER 2006 RESULTS
NEW ALBANY, OHIO, October 25, 2006 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI), today reported revenues of $235.8 million for the third quarter ended September 30, 2006, up 14.6 percent compared to $205.9 million in the prior-year quarter. Operating income for the third quarter was $27.4 million, an 11.5 percent increase, compared to $24.6 million last year. Net income for the quarter was $18.0 million, or $0.84 per diluted share, compared to $11.9 million, or $0.57 per diluted share, in the prior-year quarter. Fully diluted shares outstanding for the quarter were 21.5 million compared to 20.9 million in the prior-year quarter.
Revenues were approximately $6.3 million higher for the quarter compared to the Company’s estimates, due primarily to the increase in the North American Class 8 production levels achieved during the quarter. Operating income was in line with the Company’s estimates while fully diluted earnings per share was approximately $0.15 higher than the Company’s estimates for the quarter. Included in the Company’s results for the quarter were certain unexpected operational costs, a favorable pre-tax gain of approximately $1.6 million resulting from the marking to market of its foreign currency contracts as well as a favorable tax provision adjustment resulting from the completion of certain tax credit analysis’ and prior year adjustments made during the quarter.
The Company generated approximately $6.9 million of positive cash flow during the quarter and as a result, its net debt position at the end of the quarter improved to approximately $141.5 million.
“This past quarter marks the highest revenue and operating income levels ever achieved in the history of our Company,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “This achievement is a result of our end-market demands as well as our on-going focus on continuous improvement and our long-term growth strategy. We are extremely proud of our third quarter and year-to-date performance and look forward to setting new milestones in the future.”
The Company reported revenues of $700.0 million for the nine months ended September 30, 2006, up 26.3 percent compared to $554.4 million in the prior-year period. Operating income for the nine-month period was $79.7 million compared to $67.1 million last year. Net income for the nine-month period was $46.9 million, or $2.18 per diluted share, compared to $37.0 million, or $1.93 per diluted share, in the prior nine-month period. Fully diluted shares outstanding for the nine-month period ended September 30, 2006 were 21.5 million compared to 19.2 million in the prior-year period.
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Commercial Vehicle Group, Inc.
October 25, 2006

The Company has not adjusted its previously disclosed revenue or operating estimates for the fourth quarter 2006. As a result, revenues remain in the range of $225.0 to $229.0 million for the fourth quarter 2006 and $925.0 to $929.0 million for the full year 2006 and fully diluted earnings per share to be in the range of $0.70 to $0.72 for the fourth quarter 2006 based upon 21.7 million fully diluted shares and $2.88 to $2.90 for the full year 2006 based upon 21.6 million fully diluted shares.
A conference call to review third quarter results and preview the fourth quarter and full year 2006 is scheduled for Wednesday, October 25, 2006 at 11:00 a.m. ET. Interested participants may listen to the live conference call by dialing (706) 758-9607 and asking for the CVG third quarter 2006 earnings conference call. A recording of this call will be available until midnight, November 1, 2006 by dialing (706) 645-9291 and entering code 7513905.
To listen to a live Webcast of the conference call, go to Commercial Vehicle Group’s Website, www.cvgrp.com, click on “Investor Relations” and then the Webcast icon. The Webcast replay will be available from 1:00 p.m. ET, Wednesday, October 25, 2006 until midnight, Wednesday, November 1, 2006. Listening to the Webcast requires speakers and Windows Media Player. If you do not have Media Player, download the free software at www.windowsmedia.com.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. CVG is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about CVG and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release contains forward-looking statements about Company estimates for the remainder of the year with respect to revenues and earnings per share. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) CVG’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which CVG serves; (iv) increased competition in the heavy-duty truck market; (v) CVG’s failure to complete or successfully integrate additional strategic acquisitions; and (vi) various other risks as outlined in CVG’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. CVG undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to CVG or persons acting on behalf of CVG are expressly qualified in their entirety by such cautionary statements.
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Commercial Vehicle Group, Inc.
October 25, 2006

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES	$235,841	$205,859	$699,973	$554,365

COST OF REVENUES	195,044	169,364	580,245	455,476

Gross Profit	40,797	36,495	119,728	98,889

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,294	11,876	39,693	31,597

AMORTIZATION EXPENSE	104	53	312	217

Operating Income	27,399	24,566	79,723	67,075

OTHER (INCOME)	(1,642)	(325)	(2,720)	(3,598)
INTEREST EXPENSE	3,582	3,977	11,321	9,460

LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	1,525	318	1,525

Income Before Income Taxes	25,459	19,389	70,804	59,688

PROVISION FOR INCOME TAXES	7,453	7,491	23,896	22,719

Net Income	$18,006	$11,898	$46,908	$36,969

BASIC EARNINGS PER SHARE	$0.85	$0.58	$2.22	$1.96

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	21,156	20,679	21,099	18,885

DILUTED EARNINGS PER SHARE	$0.84	$0.57	$2.18	$1.93

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	21,548	20,918	21,507	19,159

Reconciliation to Net Income:
Net Income	$18,006	$11,898	$46,908	$36,969
Depreciation & Amortization	3,854	3,026	11,166	8,926
Interest Expense	3,582	3,977	11,321	9,460
Provision for Income Taxes	7,453	7,491	23,896	22,719
Loss on early extinguishment of debt	—	1,525	318	1,525
Miscellaneous (Income)	(3)	(68)	(13)	(103)

Adjusted EBITDA (1)	$32,892	$27,849	$93,596	$79,496

Supplemental Information:
Noncash (gain) on forward exchange contracts	$(1,639)	$(257)	$(2,707)	$(3,495)
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Commercial Vehicle Group, Inc.
October 25, 2006

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2006	2005
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,896	$40,641
Accounts receivable, net	146,752	114,116
Inventories, net	87,233	69,053
Prepaid expenses and other current assets	11,507	4,724
Deferred income taxes	13,345	12,571

Total current assets	280,733	241,105

PROPERTY, PLANT AND EQUIPMENT, net	84,695	80,415
GOODWILL	127,664	125,607
INTANGIBLE AND OTHER ASSETS, net	98,577	96,756

TOTAL ASSETS	$591,669	$543,883

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

CURRENT LIABILITIES:
Current maturities of long-term debt	$1,981	$5,309
Accounts payable	100,993	73,709
Accrued liabilities	43,562	42,983

Total current liabilities	146,536	122,001

LONG-TERM DEBT, net of current maturities	161,406	185,700
OTHER LONG-TERM LIABILITIES	29,159	34,105

Total liabilities	337,101	341,806

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 21,327,175 and 21,145,954 shares issued and outstanding	213	211
Additional paid-in capital	172,284	169,252
Retained earnings	80,865	33,957
Accumulated other comprehensive income (loss)	1,206	(1,343)

Total stockholders’ investment	254,568	202,077

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$591,669	$543,883

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Commercial Vehicle Group, Inc.
October 25, 2006

Footnotes to Press Release
(1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on the early extinguishment of debt, miscellaneous income/expenses and cumulative effect of changes in accounting principle. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on the early extinguishment of debt, miscellaneous income/expenses and cumulative effect of changes in accounting principles because the Company’s management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA, in addition to the supplemental information, as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in conformity with GAAP.
The Company’s management uses Adjusted EBITDA, in addition to the supplemental information, as an integral part of its report and planning processes and as one of the primary measures to, among other things:
(i)	monitor and evaluate the performance of the Company’s business operations;

(ii)	facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations;

(iii)	facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)	review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses;

(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
The Company’s management believes that Adjusted EBITDA, in addition to the supplemental information, is useful to investors as it provides them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. Additionally, the Company’s management believes that Adjusted EBITDA, in addition to the supplemental information, provides useful information to investors about the performance of the Company’s overall business because the measure eliminates the effects of certain recurring and other unusual or infrequent charges that are not directly attributable to the Company’s underlying operating performance. Additionally, the Company’s management believes that because it has historically provided a non-GAAP financial measure in previous filings, that continuing to include a non-GAAP measure in its filings provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with the supplemental information and GAAP financial measures, is a useful financial analysis tool, used by the Company’s management as described above, that can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income prepared in conformity with GAAP. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA, as well as the other information in this filing, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.
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